Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 1,500,000 shares of Live Nation, Inc.’s common stock under the Amended and Restated Live Nation, Inc. Stock Bonus Plan of our reports (a) dated March 3, 2009 (except for the changes as described in section “Pronouncements Retrospectively Applied” of Note 1 and in Note 18, and the financial statement schedule, as to which the date is May 26, 2009), with respect to the consolidated financial statements and schedule of Live Nation, Inc. included in its Current Report on Form 8-K dated May 28, 2009, and (b) dated March 3, 2009 with respect to the effectiveness of internal control over financial reporting of Live Nation, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 22, 2010